                                                                     EXHIBIT 8.2


                            STEEL HECTOR & DAVIS LLP

                                             November 2, 1999

Ryder Vehicle Lease Trust 1999-A
Ryder Truck Rental I LP
and Ryder Funding LP
c/o Ryder Truck Rental, Inc.
3600 NW 82nd Avenue
Miami, Florida 33166

                      Re: Ryder Vehicle Lease Trust 1999-A
                          --------------------------------

Ladies and Gentlemen:

         We have acted as special counsel for Ryder Vehicle Lease Trust 1999-A, a Delaware business trust (the "Issuer"), Ryder Truck Rental I LP, a Delaware limited partnership ("RTR I LP"), and Ryder Funding LP, a Delaware limited partnership (the "Transferor"), in connection with the proposed offering after the date hereof by the Issuer of (a) $28,000,000 aggregate principal amount of Class A-1 Asset Backed Senior Notes, $63,000,000 aggregate principal amount of Class A-2 Asset Backed Senior Notes, $54,000,000 aggregate principal amount of Class A-3 Asset Backed Senior Notes, $53,000,000 aggregate principal amount of Class A-4 Asset Backed Senior Notes and $84,900,000 aggregate principal amount of Class A-5 Asset Backed Senior Notes (collectively, the "Senior Notes"), in each case to be issued pursuant to an indenture, dated as of October 1, 1999 (the "Indenture"), between U.S. Bank National Association, as indenture trustee (in such capacity, the "Indenture Trustee") and the Issuer, and (b) $10,858,575 aggregate principal amount of Asset Backed Certificates (the "Certificates"), to be issued by the Issuer pursuant to an amended and restated trust agreement, dated as of October 1, 1999 (the "Issuer Trust Agreement") between the Transferor and Chase Manhattan Bank Delaware, as owner trustee (in such capacity, the "Owner Trustee"), except that a certificate with a principal balance approximately equal to 1% of such aggregate principal amount is to be issued to the Transferor and not so offered (the "Transferor Certificate") (the Senior Notes and the Certificates other than the Transferor Certificate, together, the "Offered Securities"). Concurrently with the issuance of the Offered Securities, the Issuer will also issue $13,023,237.85 aggregate principal amount of Subordinated Notes (the "Subordinated Notes") pursuant to the Issuer Trust Agreement.

         The Senior Notes, Certificates and Subordinated Notes (collectively the "Securities") are to be secured by two special units of beneficial interest in certain specified assets (each a "Series 1999-A SUBI" and, collectively, the "SUBI") to be created pursuant to a second amended and





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Ryder Vehicle Lease Trust 1999-A
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Page 2 of 15

restated trust agreement, dated as of February 1, 1998 (the "Origination Trust Agreement"), among RTR I LP and Ryder Truck Rental II LP ("RTR II LP"), as grantors (the "UTI Beneficiaries"), Ryder Truck Rental, Inc., as administrative agent, RTRT, Inc., as trustee, Delaware Trust Capital Management, Inc., as Delaware trustee, and U.S. Bank National Association, as trust agent, as supplemented by a 1999-A supplement to the Origination Trust Agreement, dated as of October 1, 1999 (the "1999-A SUBI Supplement", and, together with the Origination Trust Agreement, the "SUBI Trust Agreement").

         Pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into among the Transferor, Ryder Truck Rental, Inc. ("Ryder") and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters (collectively, the "Underwriters") named in the Underwriting Agreement, the Senior Notes are to be acquired and offered by the Underwriters, as described in the Registration Statement on Form S-1 (File No. 333-81455), filed with the Securities and Exchange Commission ("SEC") on June 24, 1999, as amended by Amendment No. 1, filed with the SEC on September 17, 1999, Amendment No. 2, filed with the SEC on October 19, 1999, and Amendment No. 3, filed with the SEC on November 2, 1999 (the "Registration Statement"). As set forth in the Registration Statement, the Senior Notes and the SUBI will be issued under and pursuant to the conditions of the Indenture, the SUBI Trust Agreement and the Issuer Trust Agreement, as the case may be. The Certificates (except the Transferor Certificate) are to be acquired by the Underwriters, as initial purchasers, pursuant to a purchase agreement (the "Purchase Agreement"), to be entered into among the Transferor, Ryder and the Underwriters. The Subordinated Notes and the Transferor Certificate will be retained by the Transferor.

A.       BASIS OF OPINIONS
         -----------------

         In connection with this opinion letter (the "Opinion"), we reviewed the
(a) Basic Documents (as defined in the SUBI Trust Agreement), (b) the Registration Statement, (c) the Underwriting Agreement and (d) the Purchase Agreement (collectively the "Reviewed Documents"). In this Opinion, (a) capitalized terms defined in the Basic Documents are used with such meanings unless otherwise defined herein; (b) "SUBI Trust" means the Sub-Trust (as defined in the Origination Trust Agreement) created pursuant to the SUBI Trust Agreement; (c) references to the Florida Statutes ("F.S.") shall refer to F.S. 1999 in effect as of the date hereof; and (d) "UCC" shall refer to the Uniform Commercial Code of the State of Florida (Chapters 670-680, F.S.) in effect as of the date of this Opinion. In this Opinion, capitalized terms defined in the Basic Documents are used with such meanings unless otherwise defined herein, the term "addressee" shall mean any person permitted to rely on this Opinion or any reliance letter we may issue that refers expressly to the terms hereof, the phrase "to our knowledge" shall mean the actual knowledge and conscious attention of the attorneys of this firm who are materially




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involved in this matter, without any independent investigation, and the
"Transactions" shall mean the transactions effected pursuant to the Reviewed Documents.

         We have relied in this Opinion as to matters of fact, without investigation, upon representations or certifications of officers of the Transferor, RTR I LP, Ryder, public officials and others and the representations and warranties contained in the Reviewed Documents. We assumed in this Opinion that each instrument, when issued, and each agreement when executed and delivered, will conform to the form thereof presented to us. In addition, we assumed that: (a) the accuracy and completeness of all documents and records that we have reviewed; (b) the genuineness of all signatures, the authenticity of the documents submitted to us as originals: and (c) the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies or exhibits. However, with respect to the assumptions we made and as to our reliance upon such matters of fact and information, to our knowledge, no information exists that conflicts with such assumptions or that would make such reliance unwarranted.

         In our examination we also have assumed, without any independent investigation: (a) that all parties to the Reviewed Documents are duly organized and validly existing in the jurisdictions in which they were organized and are duly qualified to transact business as foreign corporations and in good standing in the jurisdictions in which they transact business; (b) the due authorization, execution and delivery of the Reviewed Documents by the parties thereto; (c) the full legal power and authority of the parties thereto to execute, deliver and perform their obligations under the Reviewed Documents; (d) that the Reviewed Documents constitute the legal, valid and binding obligations of the parties thereto, enforceable against each of them in accordance with its terms; (e) that none of the Reviewed Documents has been modified, supplemented or subject to any waiver; (f) that the parties to the Reviewed Documents have acted in good faith, without notice of adverse claims, and have complied with all laws applicable to each of them, as the case may be, that affect the Transactions; (g) that the Transactions comply with all standards of good faith, fairness, public policy and conscionability required by law; (h) that with respect to the Transactions and the Reviewed Documents, sufficient consideration has been received by each of the parties in respect of their respective obligations thereunder; (i) the constitutionality and validity of all relevant laws, regulations and agency actions unless a reported case has otherwise held; (j) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Transactions and the Reviewed Documents; (k) no recipient of this opinion has reason to believe that the opinions set forth herein are incorrect or that there has been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence relating to the matters which are the subject of the Transactions and the Reviewed Documents; and (l) the fulfillment of and timely compliance by the parties thereto with all the terms and conditions of the Reviewed Documents and the accuracy of all






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representations and warranties contained therein.

         B.       OPINIONS
                  --------

         Based solely on and in reliance upon the foregoing and subject to the limitations, exceptions and qualifications set forth herein, we are of the opinion that:

         1. CLASSIFICATION OF THE SENIOR NOTES AND CERTIFICATES AS DEBT INSTRUMENTS; CLASSIFICATION OF THE ISSUER AS A PARTNERSHIP

                  (a) Based upon the assumptions, authorities and reasoning set forth below, upon their issuance in accordance with the Reviewed Documents the Senior Notes will and, although the matter is not free from doubt, under current law the Certificates should, represent debt (i.e., will be treated as indebtedness) under Florida law.

                  Florida law references standard, accepted definitions and sources in defining the term "debt." For example, in HOLMAN ET AL. v. HOLLIS, 94 Fla. 614, 617 (1927), the court stated that the accepted definition of "debt" is: "That which is due from one person to another, whether money, goods, or services; that which one person is bound to pay to another; a thing owed." Similarly, in TURNER v. GRUVER, 168 So.2d 192, 193 (Fla. 3rd DCA 1964), after citing HOLMAN with approval, the court cited Black's Law Dictionary for the proposition that a debt is: "...an obligation to pay a sum certain; or a sum which may be ascertained by simple mathematical calculation from known facts, regardless of whether the liability arises by contract or by operation of law." See, also, Waters' Dictionary of Florida Law. The Offered Securities will represent debt under all such definitions and, accordingly, the Offered Securities will represent debt under Florida law generally.

                  We have in the following discussion assumed that for federal income tax purposes the Senior Notes will represent debt, rather than equity, the Certificates should represent debt, rather than equity, and the Issuer will not be classified as an association taxable as a corporation (and we have separately so opined and refer you to our opinion letter with respect thereto). Florida income tax law utilizes, to the greatest extent possible, concepts of law developed in connection with the federal income tax code. See Section 220.02(3), F.S. Neither the Florida Statutes nor the Florida Administrative Code contain a provision that would require a different treatment of the Senior Notes or Certificates for Florida corporate income tax purposes than for federal income tax purposes. Accordingly, it is our opinion that the Senior Notes will represent debt, rather than equity, and the Certificates should represent debt, rather than equity, for Florida income tax purposes. Moreover, because the factors utilized in distinguishing debt from equity for federal income tax purposes are well developed and based upon standard, accepted criteria, it




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is our opinion that the Senior Notes will represent debt, rather than equity, and the Certificates should represent debt, rather than equity, for purposes of Florida law generally.

                  In addition to generally defining the term "debt," Florida law also uses it in several specific contexts, none of which is inconsistent with finding that the Offered Securities represent debt for purposes of Florida law. For example, it is clear that the Offered Securities will represent debt for purposes of the Florida Statutes governing attachment and garnishment. Similarly, it is clear that the Offered Securities will represent debt for purposes of the Florida Statutes governing fraudulent conveyances.

                  A debt is distinguished from an advancement in that a debt is founded on a valuable consideration, entails the obligation of repayment, and confers on the creditor the right to enforce it in the courts. See 17 Fla. Jur. 2d, Decedents' Property, Section 92, citing 3 Am. Jur. 2d, Advancements, Section
2. It is clear that the Offered Securities will be based upon valuable consideration, compel repayment and permit enforcement in a Florida court.

                  In distinguishing a debt from a trust, it has been held that the matter depends upon the manifested intention of the parties, and that, if it is intended that the person receiving money shall have unrestricted use thereof, being liable to pay a similar amount with or without interest, a debt is created. BANKERS LIFE & CASUALTY CO. v. GAINES CONSTR. CO., 199 So.2d 482, 484 (Fla. 3rd DCA 1967). It is manifestly clear on the face of the Reviewed Documents that the Transactions contemplate the creation of a debtor-creditor relationship between the Issuer and the holders of the Offered Securities.

                  In light of the foregoing, and because the Offered Securities will represent unconditional promises to pay sums certain plus interest on definitely ascertainable dates, it is our opinion that the Senior Notes will represent debt (i.e., will be treated as indebtedness) and the Certificates should represent debt (i.e., should be treated as indebtedness), for purposes of Florida law.

                  (b) Whether or not the Certificates are treated as debt for Florida tax purposes, it is our opinion that (i) based upon the assumption that the Issuer will not be classified as an association taxable as a corporation for federal income tax purposes, which, with the consent of the addressees we have assumed, and based upon the aforesaid utilization of federal income tax law concepts by Florida income tax law, the Issuer should not be classified as an association taxable as a corporation(1) for Florida income tax purposes, and
(ii) the Issuer should either be


---------------------

        (1) "Corporation" includes domestic and foreign corporations; joint-stock companies; limited liability companies (until
                  June 31, 1998); common-law declarations of trust; non-profit corporations; agricultural cooperative marketing associations; professional service corporations; foreign

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disregarded as an entity or classified as a partnership between the Transferor and the holder or holders of the Certificates and, accordingly, the Issuer will not be an entity subject to tax by the State of Florida. Additionally, if the Certificates are not treated as debt and the Issuer is characterized as a partnership formed between the Transferor and the holder or holders of the Certificates, the portion of the amounts paid to each such Certificate holder corresponding to interest paid on the Certificates will be classified as a "guaranteed payment" for the use of capital within the meaning of Internal Revenue Code Section 707(c), and all remaining taxable income or loss of such partnership and any separately allocated items thereof will be allocated solely to the Transferor. As partners of a partnership, corporate holders of the Certificates may be subject to Florida income tax, Rule 12C-1.002, F.A.C., currently imposed at a 5.5% rate, on their share of all or a portion of the Issuer's taxable income to the extent that such income is apportioned to Florida under Florida law. Rule 12C-1.022(6)(e), F.A.C. (partners attributed respective shares of partnership income and partnership apportionment factors).

                  However, if the Issuer is classified as a corporation subject to Florida corporate income tax, it is our opinion that the Issuer should not have a sufficient nexus with Florida to be subject to tax in the State of Florida, whether or not the Certificates are treated as debt for Florida tax purposes, although the matter is not free from doubt and there is no existing authority so holding.

                  According to the Reviewed Documents and representations by officials of the Transferor, the Issuer is not established pursuant to the laws of Florida; has not established its domicile in the state of Florida; has not sent any employee or contractor into Florida; and has no office or other business location nor any interest in real or tangible property in Florida (other than its indirect beneficial interest in the 1999-A Leases and Vehicles, and its security interests in certain assets of the Origination Trust as provided in the Back-Up Security Agreement and it's relationship with the Administrative Agent and Maintenance Provider which are based in Florida). The Reviewed Documents further state that the assets of Issuer will be limited to: its beneficial interest in the SUBI Trust (evidenced by the 99% 1999-A SUBI Certificate (as defined in the SUBI Supplement)); the right to receive Program Operating Lease payments from Ryder Funding, L.P. a Delaware limited partnership; a secured interest in the Subordinated Notes; a secured interest in amounts credited to the Residual Value Surplus Account, the Reserve Fund and the Contingent and Excess Liability Insurance Policies to secure the obligation of Ryder Funding, L.P., to make the Program Operating Lease payments; and rights as a third-party


--------------------------------------------------------------------------------

                  unincorporated associations; private school corporations; and all other organizations, associations, legal entities, and artificial persons created by law. Section 220.03(1)(e), F.S. This section further provides that the term "corporation" does not include "partnerships of any type" and "private trusts." ID. The Issuer is a business trust created under the Delaware Business Trust Act, 12 Del. C. Section 3801 ET SEQ. , not a "private trust."

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beneficiary of the SUBI Trust Agreement and the Administration Agreement.
Finally, the Reviewed Documents state that neither Issuer nor Ryder Funding, L.P., will have a direct ownership interest or a security interest in any of the 1999-A Leases or Vehicles, except the security interests provided in the Back-Up Security Agreement.

                  We further understand, based upon the Reviewed Documents and representations by officials of the Transferor, and assume without independent investigation that all or substantially all of the 1999-A Vehicles (as defined in the SUBI Trust Agreement) are or will be titled outside of Florida (although one or more of the 1999-A Vehicles may be operated in Florida by the Obligor under the related 1999-A Lease (as defined in the SUBI Trust Agreement)), and that all or substantially all of the 1999-A Leases will be kept outside of Florida.

                  Based upon these representations, understandings and assumptions, it is our opinion that if the Issuer, contrary to our opinion above, is classified as a corporation for Florida income tax purposes, the Issuer should not be subject to Florida corporate income tax because, for the reasons hereinafter stated in this commentary, the Issuer should not have a sufficient nexus with the State of Florida to be subject to corporate income tax in Florida. First, Issuer's beneficial interest in the SUBI Trust will not, in and of itself, subject Issuer to the tax. An interest in an entity subject to Florida corporate income tax does not subject a non-Florida holder of that interest to the tax. SEE Rule 12C-1.011(2)(b), F.A.C. Second, the mere existence of Issuer's secured interests, third-party beneficiary interests and security interests do not constitute exercising the privilege of conducting business or earning or receiving income in Florida. Section 220.11(1), F.S. "Doing business" means actively engaging in any transaction for the purpose of financial gain. Rule 12C-1.003(5), F.A.C. Income derived from or attributable to sources within Florida includes income from tangible or intangible property located or having a situs in Florida and income from any activities carried on in Florida. ID. Issuer's secured interests and third party beneficiary interests are passive interests in intangible property which do not appear to have a situs in Florida. Issuer's security interests as provided in the Back-Up Security Agreement should be treated in a manner similar to a lease treated as a conditional sales-type agreement, which does not create nexus. Rule 12C-1.011(l)(c)3, F.A.C. Third, Issuer's leasing of its beneficial interest in the SUBI Trust (the 99% 1999-A SUBI Certificate) to Ryder Funding, L.P., does not constitute conducting business or earning or receiving income in Florida. Issuer will not lease its interest in the SUBI Trust for use by Ryder Funding, L.P., in Florida. COMPARE Rule 12C-1.011(1)(p)1., F.A.C. Issuer's interest in the SUBI Trust is also not similar to the types of intangible property (trade names, trademarks and patents) the licensing of which for use in Florida may subject a corporation to the tax. ID. Issuer's interest in the SUBI Trust is not a type of intangible property the use of which can be sourced to a particular locale.




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Ryder Vehicle Lease Trust 1999-A
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                  Even if Issuer's interests and activities were sufficient to satisfy the threshold nexus requirements of Florida statutory and regulatory law, we do not believe that its contacts with Florida should be sufficient to satisfy the nexus requirements imposed under the Due Process and Commerce Clauses of the United States Constitution, as discussed in numbered paragraph 2 below.

         2.       THE FLORIDA LOAN RULE

         Although the matter is not free from doubt, and assuming that the Senior Notes are deemed to be debt (as discussed above), if the matter were properly presented to a Florida court having jurisdiction, and assuming interpretation of relevant law on a basis consistent with existing authority, such Florida court should hold that Rule 12C-1.011(1)(s) F.A.C. (the "Loan Rule") will not be applied so as to subject a financial organization holder of a Senior Note with absolutely no other Florida contacts(2) to Florida income or franchise taxation solely as a result of an investment in an Senior Note.

         The Loan Rule provides that a financial organization is subject to Florida income or franchise taxation if it earns or receives interest from loans secured by real or tangible property located in Florida, irrespective of place of receipt, even if it has no other Florida contacts. Section 220.15(6), F.S., defines the term "financial organization" to include any bank, trust company, savings bank, industrial bank, land bank, safe deposit company, private banker, savings and loan association, credit union, cooperative bank, small loan company, sales finance company or investment company. This definition is not all-inclusive; "financial organization" also includes, but is not limited to, real estate investment trusts and brokerage companies. Section 220.15(5)(c), F.S.

----------------------
         (2) Other Florida contacts, which might require a different opinion than the one given herein, might include the purchase of any other asset-backed security from a Florida issuer, or the making of any secured loan in Florida, or other minimal contacts, such as sending into Florida any employee, agent or contractor, or having any office or affiliate in Florida. SEE GENERALLY, Rule 12C-1.011(1)(a)-(v), F.A.C. (providing non-exhaustive list of activities deemed to subject taxpayers to Florida corporate income tax). No opinion is given herein as to such circumstances.

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         A threshold issue is whether the Senior Notes would be deemed "loans"
under the Loan Rule. In this regard, some guidance is provided in TAA 90(M)-005 (December 12, 1990).(3) The question posed to the Florida Department of Revenue in TAA 90(M)-005 dealt with a Massachusetts investment company, wasseeking to invest in a portfolio of tax-exempt municipal securities of Florida issuers, including the State, counties, municipalities and political subdivisions, agencies and instrumentalities of the State of Florida. The Florida Department of Revenue stated that, under the scenario described, the company would not be subject to Florida income taxation. The Florida Department of Revenue also noted that, should the company obtain any loans secured by real or tangible property located in Florida, it would become subject to Florida income tax.

         The class of securities described in the TAA includes some which might be secured by real or tangible property located in Florida, such as industrial development bonds. Thus, the TAA suggests a distinction between bonds or other debt securities, particularly those (such as the Senior Notes) issued in a public offering, which might not be subject to the Loan Rule, and loans arising out of more traditional commercial settings, which might be subject to the Loan Rule.

         The Florida Department of Revenue, in TAA 93(M)-003 (April 2, 1993), again suggested that such a distinction could determine the applicability of Florida income taxation. In TAA 93(M)-003 (April 2, 1993) a Massachusetts Business Trust contained several funds, one of which included a fund invested in tax-exempt municipal securities of Florida issuers. The TAA noted that the Fund would become subject to Florida income taxation if the Fund held loans secured by mortgages, deeds of trust, or other liens upon real or tangible personal property located in Florida. However, the TAA then noted that: "Investment in Florida Bonds, including general obligation bonds ('GOs'), revenue bonds ('RBs'), and industrial revenue bonds ('IRBs') will not in itself subject the Fund to Florida income tax. Although these bonds may be secured, the investment in these publicly traded bonds is to be distinguished from a private loan secured by a

--------------------------
         (3) A Technical Assistance Advisement or TAA is a written response by the Florida Department of Revenue to an inquiry made by a particular taxpayer, is not legal precedent and generally may not be relied upon by any other taxpayer. Section 213.22(l), F.S. However, the reasoning of a particular TAA may be instructive of the Department's current thinking on a given legal issue.




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mortgage, deed of trust, or other lien upon real or tangible personal property located within Florida."

         At a federal level the Internal Revenue Service, in Rev. Rul. 79-251. 1979-2 Cum. Bull. 271, made a similar distinction between bonds and notes. The Ruling considered a taxpayer that purchased mortgage-backed pass-through trust certificates and that would have been subject to tax if viewed as receiving interest from mortgage notes. However, the Ruling determined that the taxpayer was not subject to federal income tax, in part because the certificates were freely transferable; thus, the certificates were viewed as bonds rather than notes. Therefore, the taxpayer received interest on a bond rather than interest on the underlying mortgage notes.(4)

         A similar distinction has been made under the federal and Florida securities laws. Although the applicable statutes treat notes as securities, applicable case law has created a distinction between securities and certain notes arising in traditional commercial settings. See REVES v. ERNST & YOUNG, 110 S.Ct. 945 (1990); CHEMICAL BANK v. ARTHUR ANDERSEN & CO., 726 F.2d 930 at 939 (CA2 1984); HUNSSINGER v. ROCKFORD BUSINESS CREDITS, INC., 745 F.2d 484, 488 (CA7 1984); EXCHANGE NAT'L BANK OF CHICAGO v. TOUCHE ROSS & CO., 544 F.2d 1126, 1137 (CA2 1976); JUANITA MCCLURE v. FIRST NATIONAL BANK OF LUBBOCK, TEXAS, 497 F.2d 490, 492-494 (1974); and STATE v. Fried, 357 So.2d 211 (1978). In our
opinion the Senior Notes should be treated as securities rather than mere notes under the federal and Florida securities laws.


----------------------
         (4) Also of note is the fact that the Ruling dealt with a pass-through "grantor" trust. Although each beneficiary of a grantor trust generally is "treated as the owner" of a portion of the trust, the Ruling did not extend the legal "fiction" so as to treat the taxpayer as the owner of and the recipient of interest on any of the underlying mortgages (the trust assets). Similarly, although the SUBI Trust may be disregarded and treated as a mere security device for federal income tax purposes or for other purposes, it should not be disregarded under the Florida corporate income tax code, and the Senior Notes should not be treated as secured by tangible property. Rather, the Senior Notes should be treated as secured by intangible property, that is, by a pledge of the beneficial interest in the SUBI Trust owned by the Issuer. See 1959 Op. Atty. Gen. 059-229 (Nov. 16, 1959). The Loan Rule does not apply to loans secured by intangible property.




















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         Although the TAA and the Loan Rule might be interpreted differently, we believe the most compelling and reasonable interpretation is that which differentiates between bonds or other debt securities, particularly those issued in a public offering, which might not be subject to the Loan Rule, and loans arising in more traditional commercial settings, particularly private transactions, which might be subject to the Loan Rule. Under such an interpretation, the Senior Notes would not be deemed "loans" and the Loan Rule would not apply.

         Even if the Senior Notes were deemed "loans" for purposes of the Loan Rule, the Senior Notes should not be treated as "secured by real or tangible property located in [Florida]" and the Loan Rule should also not apply for that reason. According to the Reviewed Documents, the Senior Notes are not secured by and represent no direct interest in the 1999-A Leases and Vehicles. The Issuer has no direct interest (and has only a "back-up" or "protective" security interest) in the Specified Leases and Vehicles and has only an indirect beneficial interest in the SUBI Assets (as defined in the Origination Trust Agreement). The Senior Notes should be treated as secured by Issuer's beneficial interest in the SUBI Trust -- an intangible property -- and not as secured by the underlying SUBI Assets. For this reason, the Senior Notes are secured only by a pledge of intangible property and the Loan Rule should not apply. Further, even if the Senior Notes were deemed to be secured by the 1999-A Vehicles, all or substantially all of the 1999-A Vehicles are titled outside of Florida and may or may not ever be used in Florida. We do not believe this tenuous connection will create nexus.

         Additionally, even if the Issuer and the SUBI Trust were classified as corporations rather than partnerships under Florida law (see discussion in numbered paragraph 1(b), above) and the Senior Notes were treated as equity interests for purposes of the Florida corporate income tax, it is our opinion that Senior Note holders which are non-Florida corporations should not be subject to Florida corporate income tax solely by virtue of their investment in said Senior Notes. Section 220.03(1)(e) and (aa), F.S. Rule 12C-1.01 1(2)(b), F.A.C., provides that a non-Florida corporation is not subjected to Florida corporate/franchise tax merely by holding stock in a Florida corporation or in corporation that is subject to the Florida corporate income/franchise tax. By extension of the Florida corporate income tax to other artificial entities -- including business trusts -- this rule applies to any interest in a taxable entity which is subject to Florida corporate income tax. For that reason, even if the Senior Notes were treated as equity interests in the Issuer, Senior Note holders which are not Florida corporations should not be subject to Florida corporate income tax solely by reason of investing in said Senior Notes.

         Moreover, application of the Loan Rule is limited by both the Due Process Clause (Fourteenth Amendment) to the U.S. Constitution and the Commerce Clause (Article I, sec. 8, cl. 3) of the U.S. Constitution). The Loan Rule is tempered to the extent that the activity described therein is "exempted by the Constitution or the laws of the United States." Rule 12C1.011(1),

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F.A.C. It is the intent of the Florida corporate income tax code to extend the state's taxing jurisdiction to the fullest extent permitted by the federal constitution. WESTERN ACCEPTANCE CORP. v. DEPARTMENT OF REVENUE, 472 So. 2d 497 (Fla. 1st DCA 1985). It is our opinion that the Due Process and Commerce Clauses should not permit Florida to extend its taxing jurisdiction and subject financial organizations to Florida corporate income tax solely by virtue of their investment in the Senior Notes.

         Both the Due Process and the Commerce Clauses require that there be some connection or "nexus" between a state and a person sought to be taxed by the state. The U S. Supreme Court has not definitively announced these nexus requirements in a state corporate income tax case. However, both of those nexus requirements were recently reviewed by the Supreme Court in a use tax case, QUILL CORPORATION v. NORTH DAKOTA, 112 S.Ct. 1904 (1992).(5)

         The nexus requirement under the Due Process Clause is the more easily met of the two nexus standards. Generally, it will be met if a person purposefully directs its activities towards the residents of a state, so as to establish some definite link or minimum connection with the state, such that the person has fair warning that it may be subject to the jurisdiction of the state and such that requiring the person to defend a suit in the state would be reasonable and would not offend traditional notions of fair play and substantial justice. See QUILL, 112 S.Ct. at 1909-11, and the cases therein cited.

         In our opinion, it is questionable at best whether a court would hold that the purchase of a security in a nationally marketed public offering (or in a private offering derivative to such nationally distributed public offering) as described in the Reviewed Documents constitutes purposeful direction of one's activities toward Florida residents, or otherwise establishes a definite link or minimal connection with the State of Florida, so as to give the purchaser fair warning that it may be subject to the jurisdiction of Florida courts and cause it to be reasonable and fair to require the purchaser to defend a suit in Florida.



---------------------------
         (5) The Supreme Court has cited Quill in a state corporate income tax case, BARCLAYS BANK PLC v. FRANCHISE TAX BOARD OF CALIFORNIA, 512 U.S. 298 (1994), suggesting that the Due Process Clause and Commerce Clause standards reiterated in QUILL will also apply to nexus determinations under state corporate income tax. At least one state court has agreed. GUARDIAN INDUSTRIES CORP., v. DEPARTMENT OF TREASURY, 499 N.W. 2d 349,356 (Mich. Ct. App. 1994) (applying QUILL to Michigan single business tax; SEE ALSO, CERRO COPPER PRODUCTS. INC. v. DEPARTMENT OF REVENUE, 95 STN 242-1 (Ala. Admin. Ct.
                  1995)(applying QUILL to Alabama corporate income tax). However, at least the South Carolina Supreme Court believes that merely licensing intangible property for use in the state is a sufficient connection to subject the licensor to corporate income tax. GEOFFREY, INC. v. SOUTH CAROLINA TAX COMMISSION. 437 S.E.2d 13 (S.C. 1993). There is no Florida case on point.



















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         While the Due Process Clause focuses on concerns over fundamental fairness, the Commerce Clause is concerned with the effects of state regulation on the national economy. Accordingly, the nexus requirement under the Commerce Clause is different from and more stringent than the nexus requirement under the Due Process Clause. Under the Commerce Clause, there must, among other things, be a "substantial nexus" between the person and the state and a tax must be "fairly related" to services provided by the state. See QUILL, at pages 1911 et seq., and the cases there cited, including COMPLETE AUTO TRANSIT, INC. v. BRADY, 430 U.S. 274 (1977).

         At issue in QUILL was a North Dakota law, which on its face imposed a use tax collection duty on every vendor who advertised in North Dakota three times in a single year. The Supreme Court stated that the North Dakota law illustrated well how a state tax might unduly burden interstate commerce. See QUILL, at footnote 6, and accompanying text. The Florida Supreme Court recently decided a similar case in which it ruled that a taxpayer's presence in Florida for 3 days each year for purposes of making sales did not constitute substantial nexus under the Commerce Clause. DEPARTMENT OF REVENUE v. SHARE INTERNATIONAL, INC., 676 So. 2d 1362 (Fla. 1996).

         The Loan Rule is subject to the same objections as the North Dakota law found to be unconstitutional in QUILL. The Supreme Court found it unreasonably burdensome that the North Dakota law required only three contacts per year. On its face, the Loan Rule requires only one contact with Florida at any time. That contact is even further attenuated under the circumstances described in the Reviewed Documents, where the Senior Notes are not directly secured by any property in Florida and the 1999-A Vehicles are mobile and may only sporadically -- if ever -- be present in Florida.

         The Supreme Court also found it unreasonably burdensome that the North Dakota law might subject a person to similar laws in multiple jurisdictions, thus leading to a plethora of filing requirements. The same is true of the Loan Rule. Moreover, it is also true that the Loan Rule presents the very real possibility of a person being subjected to multiple taxation. In addition, without diminishing the significance of the interests which the Supreme Court protected in QUILL, we note that the free flow of credit and free access to sources of credit are of particular and vital importance to interstate commerce and the national economy. The Loan Rule might strangle that flow by making it more difficult, more expensive or, in some cases, perhaps even impossible to access national or regional credit markets through public offerings of securities.

         The dubious constitutionality of literally applying the Loan Rule is exacerbated by its uncertain scope and its uncertain statutory underpinning.(6) Under these circumstances, a Florida


---------------------------
         (6) It is true that Section 220.15, F.S., includes somewhat similar provisions relating to financial






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court should determine that taxpayers are entitled to the benefit of a clear and reasonable statute, rather than a vague and questionable administrative pronouncement, and should refuse to enforce the Loan Rule pending some specific action on the part of the Florida Legislature. E.G., MASS BROTHERS, INC. v. DICKINSON, 195 So.2d 193 (Fla. 1967) (tax can be imposed only within the "clear and definite boundaries" of the law).

         Our opinions in this numbered paragraph 2 are limited to the possible subjugation of financial organization-holders of Senior Notes, which holders have no other Florida contacts, to Florida income or franchise taxation solely as a result of their investment in a Senior Note. The opinions in this numbered paragraph 2 do not purport to deal with any other aspect of the Florida tax laws, do not address any tax consequences to any other natural or other person or persons, and do not address any federal tax consequences, any other state tax consequences or any local tax consequences.

         C.       LIMITATIONS, EXCEPTIONS AND QUALIFICATIONS

         The opinions set forth herein are based in part upon applicable laws and regulations as they are currently compiled and reported on by customary reporting services. It is possible that laws and regulations affecting the opinions expressed herein might have been enacted that are not reflected in such reporting services. We are not currently aware of the enactment of any such laws and regulations.

         This Opinion is limited to the laws of the State of Florida. We do not express any opinion with respect to the application or applicability of Florida's, or any other state or federal government's: (a) securities laws or regulations; (b) laws or regulations relating to commodities, derivatives or other similar instruments; (c) pension and employee benefit laws and regulations; (d) antitrust and unfair competition laws and regulations; (e) laws and regulations concerning filing and notice requirements; (f) fraudulent transfer and fraudulent conveyance laws; (g) laws or regulations which limit the rate of interest that a party may charge or collect; or (h) creditor's



--------------------------------------------------------------------------------
                  organizations. However, it is an apportionment statute, which presupposes that the financial organizations are subject to tax. It does not address the nexus issue. It is interesting to note, however, that its provisions include some which are at least partially consistent with those of the Florida intangible tax statute. Although it may be argued that the concept of "doing business" in Florida, for purposes of the Florida income and franchise tax, need not be entirely the same as the concept of "transacting business" in Florida, for purposes of the Florida intangible tax, it is nevertheless of note that Section 199.175(b)3, F.S., an intangible tax statute, provides that the "ownership of any interest in a participation or syndication loan or pool of loans, notes, or receivables shall not be sufficient to support a finding that the owner of such interest is transacting business" in Florida.


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rights laws, to the transactions contemplated by the Reviewed Documents. We note that none of the Reviewed Documents (as hereinafter defined), other than the Back-Up Security Agreement, provide that they are to be governed by the laws of the State of Florida. We do not express any opinion herein as to the enforceability of any of the Reviewed Documents.

         This Opinion is given and based upon the law as of the date hereof, and we expressly disclaim any obligation to update this Opinion or to give notice to any addressee or any third party of any future changes in facts or law, including changes that might affect the opinions set forth herein. The foregoing opinions are also subject to applicable laws respecting limitations of actions.

         The opinions expressed herein are limited to the matters expressly set forth herein, and no opinion is to be inferred or implied beyond the matters so stated. Captions used in this Opinion are for convenience only, and should not be regarded as having any independent meaning. The foregoing Opinion is expressly subject to there being no material change in the law effective after the date hereof.

         We consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm under the headings "Delaware and Florida Tax Consequences" and "Legal Matters" in the Prospectus, without admitting that we are "experts" within the meaning of the 1933 Act or the rules or regulations of the Securities and Exchange Commission thereunder, with respect to any part of the Registration Statement, including this exhibit. This opinion may not be used for any other purpose.

                                                Very truly yours,


                                                /s/ Steel Hector & Davis LLP